                                                Filed Pursuant to Rule 424(b)(2)
                                                           File Number 333-47302


Pricing Supplement No. 1
Dated November 2, 2000
(To Prospectus dated October 30, 2000 and
Prospectus Supplement dated November 1, 2000)

PUGET SOUND ENERGY, INC.

Senior Medium-Term Notes, Series C
Due Nine Months or More from Date of Issue

Principal Amount:               $260,000,000

Issue Price:                    100%

Original Issue Date:            November 9, 2000

Stated Maturity Date:           February 1, 2011

Interest Rate:                  7.69%

Interest Payment Dates:         May 15 and November 15, commencing May 15, 2001

Regular Record Dates:           April 30 and October 31

Form of Notes:                  [X] Book Entry          [ ] Certificated

Redemption:

     The Senior Medium-Term Notes, Series C, due February 1, 2011 will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of the following:

     .  100% of the principal amount of the senior notes; and

     . the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest on the senior notes to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the senior note trustee after consultation with Puget.

     "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Quotations, or (b) if the senior note trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the senior note trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the senior note trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of CS First Boston Corporation, Lehman Brothers, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), we will substitute another primary Treasury Dealer.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of senior notes to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the senior notes or portions thereof called for redemption.

Underwriting:

     Under the terms and subject to the conditions contained in a distribution agreement dated November 1, 2000 and a terms agreement dated November 2, 2000, the underwriters named below have severally agreed to purchase from us the following principal amount of the Notes:


                                                                                     Principal
                          Underwriter                                            Amount of the Notes
                          -----------                                            -------------------
     Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.....................................                        $104,000,000
     Salomon Smith Barney Inc................................                        $104,000,000
     Banc One Capital Markets, Inc...........................                        $ 28,600,000
     Bank of America Securities LLC..........................                        $  7,800,000
     U.S. Bancorp Piper Jaffray, Inc.........................                        $  7,800,000
     Wells Fargo Brokerage Services, LLC.....................                        $  7,800,000
                                                                                     ------------
            Total............................................                        $260,000,000
                                                                                     ============

     The terms agreement provides that the underwriters will be obligated to take and pay for all of the senior notes if any are taken. The following table summarizes the discount to be received by the underwriters, and the proceeds we will receive, in connection with the sale of the senior notes:


                                                                        Per Note           Total
                                                                        --------           -----
     Underwriting Discount...................................              0.650%       $  1,690,000
     Proceeds to Puget Sound Energy..........................             99.350%       $258,310,000
                                                                         -------        ------------
            Total............................................            100.000%       $260,000,000
                                                                         =======        ============

     Additional Terms:  None

     CUSIP:             74531E AG7

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